                                   EXHIBIT 21

                          SUBSIDIARIES OF CATUITY INC.
                              AS OF MARCH 15, 2002

1. Chip Application Technology Proprietary Limited is a 100% owned subsidiary located in Sydney, Australia.

2. CiT Cards Limited is a 100% owned subsidiary of Chip Application Technology Proprietary Limited and is located in Sydney, Australia.